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                                                                      EXHIBIT 11




                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)



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
                                                                              Three months ended
                                                                                    March 31
                                                              -------------------------------------
                                                                   2001                 2000
                                                              ---------------      ----------------

Net income                                                          $116,127              $132,320
                                                              ===============      ================

Diluted weighted average shares:
      Basic weighted average shares outstanding                      147,926               148,651
      Effect of stock options                                            971                   681
      Unallocated ESOP shares                                            125                   182
                                                              ---------------      ----------------
Diluted weighted average shares:                                     149,022               149,514
                                                              ===============      ================

Basic EPS                                                             $ 0.79                $ 0.89
                                                              ===============      ================

Diluted EPS                                                           $ 0.78                $ 0.89
                                                              ===============      ================


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